CREDIT ACCEPTANCE ANNOUNCES COMPLETION OF
$600.0 MILLION ASSET-BACKED FINANCING

Southfield, Michigan – August 20, 2026 – Credit Acceptance Corporation (Nasdaq: CACC) (referred to as the “Company”, “Credit Acceptance”, “we”, “our”, or “us”) announced today the completion of a $600.0 million asset-backed non-recourse secured financing (the “Financing”). Pursuant to this transaction, we conveyed loans having a value of approximately $750.2 million to a wholly owned special purpose entity which will transfer the loans to a trust, which will issue three classes of notes:

Note Class	Amount	Average Life		Price	Interest Rate
A	$319,880,000	2.54	years	99.99218%	5.01%
B	$117,300,000	3.23	years	99.97598%	5.29%
C	$162,820,000	3.69	years	99.98270%	5.51%
The Financing will:
•have an expected average annualized cost of approximately 5.5% including upfront fees and other costs;
•revolve for 24 months after which it will amortize based upon the cash flows on the conveyed loans; and
•be used by us to repay higher cost outstanding indebtedness and for general corporate purposes.

We will receive 4.0% of the cash flows related to the underlying consumer loans to cover servicing expenses. The remaining 96.0%, less amounts due to dealers for payments of dealer holdback, will be used to pay principal and interest on the notes as well as the ongoing costs of the Financing. The Financing is structured so as not to affect our contractual relationships with dealers and to preserve the dealers’ rights to future payments of dealer holdback.

Following the completion of this financing, Credit Acceptance maintained approximately $1.8 billion in unused and available borrowing capacity on its revolving credit facilities and unrestricted cash. “We are pleased with the execution of this $600 million securitization, matching the largest ABS transaction in our history,” said Jay Brinkley, Treasurer of Credit Acceptance. “Strong demand from our investor base enabled us to achieve our lowest credit spreads since late 2021, and while the all-in cost increased modestly from our most recent securitization in May, the increase was driven by higher Treasury rates.”

The notes have not been and will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This news release does not and will not constitute an offer to sell or the solicitation of an offer to buy the notes. This news release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933.

Description of Credit Acceptance Corporation

We make vehicle ownership possible by providing innovative financing solutions that enable automobile dealers to sell vehicles to consumers regardless of their credit history. Our financing programs are offered through a nationwide network of automobile dealers who benefit from sales of vehicles to consumers who otherwise could not obtain financing; from repeat and referral sales generated by these same customers; and from sales to customers responding to advertisements for our financing programs, but who actually end up qualifying for traditional financing.

Without our financing programs, consumers are often unable to purchase vehicles, or they purchase unreliable ones. Further, as we report to the three national credit reporting agencies, an important ancillary benefit of our programs is that we provide consumers with an opportunity to improve their lives by improving their credit score and move on to more traditional sources of financing. Credit Acceptance is publicly traded on the Nasdaq Stock Market under the symbol CACC. For more information, visit creditacceptance.com.

Investor Relations: Jay Brinkley
Senior Vice President & Treasurer
(248) 353-2700 Ext. 6739
IR@creditacceptance.com